UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Procter & Gamble Company

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September 20, 2023

In a Notice of Exempt Solicitation filed on September 11 (“Exempt Solicitation”), several Company shareholders claiming to hold “unique and historic perspective” urged investors to vote against four of P&G’s Director nominees.1 These shareholders join a handful of other NGO activists in citing familiar—and occasionally circular—grievances in support of a “vote no” campaign.2 In the face of similar efforts in 2021 and 2022, the Company’s shareholders elected each of the Company’s Director nominees with more than 90% support. We believe this strong and consistent support is well founded and warranted again this year for several reasons.

First, as more fully detailed in the Company's 2023 Annual Report, P&G's strategy has continued to yield strong results, despite significant external challenges.

Through a global pandemic, a war in Europe, major disruption in global supply chains, rapidly escalating costs, the highest consumer inflation in 40 years, and fundamental shifts in consumer behavior and channel relevance, we have delivered for shareholders—top line, bottom line, and cash—with a winning strategy enabled by the quality of our Board of Directors, the strength of our senior leadership team, and the dedication of P&G employees around the world. The Company's environmental sustainability efforts, including responsible sourcing of forestry commodities, is a key focus area of this proven strategy, and is integrated into our business, actively managed by our senior business leaders, and overseen by our skilled and experienced Board of Directors. And although we do not own or manage forests, our commitments and actions related to forestry are among the most rigorous in our industry.

Second, since 2020, P&G has taken numerous actions to increase the scale, pace, and rigor of our forestry-related efforts, as described in several comprehensive, publicly available Forestry Practices Reports. Among these actions are:

•	Ensuring that for every tree used in our paper products, at least two are regrown.
•	Strengthening our supplier sourcing policies in the areas of human rights, forest protection, and supplier monitoring.
•	Setting a goal of 75% FSC forest certification in our paper brands and 95% for materials sourced from Quebec and Ontario and meeting these targets two years ahead of our commitment.
•	Requiring independent and P&G-led audits of our suppliers.
•	Establishing a satellite monitoring program for key forest landscapes and tenures.
•	Implementing a public grievance process and reporting.
•	Responding to CDP Forestry surveys for wood pulp and palm oil, receiving A- and B scores respectively in 2022.[3]

In June 2023, P&G streamlined its three forest-related policies (palm, pulp, and paper packaging) into one, helping promote clarity and consistency for our stakeholders. In doing so, the Company did not change its commitment to responsible forestry, its actions, or its expectations of suppliers, and we stand by our policies and practices in support of responsible forestry management.

Third, the Board of Directors, led by our Chairman, President, and CEO Jon Moeller, remains highly engaged in our work. For example, in addition to the Board’s regular review of the Company’s environmental sustainability goals and progress, this past year the Governance & Public Responsibility Committee—chaired by Angela Braly and of which Pat Woertz is a member—discussed the Company’s ongoing shareholder engagement on forestry-related practices and feedback received during those engagements. In addition, the Innovation & Technology Committee—chaired by Joe Jimenez—recently engaged in an in-depth review of the Company’s forest commodity related innovation plans and supply chain approach. All members of the Board were invited to and attended that meeting.

To inform its judgment and oversight on these matters, the Board relies on the diverse backgrounds, skills, and experiences of its members, including Ms. Braly, Ms. Woertz, Mr. Jimenez, and Mr. Moeller, who each bring highly relevant and valuable expertise, insight, and leadership into the Boardroom. In addition, the G&PR Committee and the Board have been particularly forward thinking in their ongoing Board refreshment efforts. In the last year, the Board added three new Directors: Raj Subramaniam, CEO of FedEx, Rob Portman, former U.S. Senator and U.S. Trade Representative, and Sheila Bonini, Senior Vice President at World Wildlife Fund. In particular, Ms. Bonini’s current work in global nature conservation and prior experience advancing the sustainability of the consumer products industry in both the non-profit and private sectors affords her a distinct point of view on the role of business in leading meaningful environmental sustainability action. Her perspective, grounded in practical, recognized expertise, further enhances the Board’s ability to understand and address complex sustainability risks and oversee the Company’s work and commitments in this area.

Fourth, the Company has meaningfully engaged with its shareholders and stakeholders on forestry and other environmental sustainability efforts. Mr. Moeller, in conjunction with our Chief Financial Officer and other Company subject matter experts, met in person with several of the Company’s largest investors in May 2023 to provide an overview of how the Company has integrated environmental sustainability, social, and governance considerations into our business and strategy, including our holistic responsible forest commodity sourcing program. In July 2023, Mr. Moeller led a similar presentation for more than 130 stakeholders, which was subsequently made publicly available on the Company’s investor relations website.

We undertake these engagements because environmental sustainability, which includes our responsible forestry sourcing practices, remains an important aspect of the Company’s superiority strategy. As Mr. Moeller himself has said at numerous investor conferences, in townhall meetings with employees, and in conversations with stakeholders, environmental sustainability is a necessary element in continuing to build superiority and must be an integral part of P&G’s business and broader strategy. Reflecting this focus, Mr. Moeller, as Chairman of the Board, and Mr. Jimenez, as Lead Director, have partnered to ensure both that the Board is engaged in these efforts, as highlighted above, and that the Company engages externally in a meaningful and productive manner.

Consistent with this approach, in October 2022, our CEO and other Company representatives met with several of the shareholder signatories to the recently filed “vote no” Exempt Solicitation. In that meeting, we listened to these shareholders’ perspectives and concerns and shared the Company’s strategy and actions related to forestry. In November 2022, our Chief Sustainability Officer and other Company representatives again met with several of these shareholders to discuss further P&G’s environmental sustainability efforts. We continued to correspond with these shareholders in 2023, working to provide other updates and offering to arrange appropriate follow up conversations with subject matter experts, and we remain willing to engage with them and others who seek in good faith to have constructive dialogue about our practices or policies.

In addition, contrary to the claims made in the Exempt Solicitation, Company representatives met with members of the Pargamanan-Bintang Maria Community in May 2023 to discuss their concerns about an entity called PT Toba Pulp Lestari. Even though P&G does not directly or indirectly purchase or use any materials, products, or services from PT TPL, we have engaged with them and other suppliers to share the community’s concerns. The Company began these efforts prior to 2023, when they were first brought to our attention by other stakeholders, and we offered to continue this support in our May dialogue.

In many cases, our shareholders and stakeholders represent different perspectives or specialized concerns and hold views that conflict with one another. In the interest of all our long-term shareholders, we must necessarily consider these diverse perspectives as a component of the total mix of stakeholder feedback we integrate into our strategy, programs, and policies. We do not believe it benefits our shareholders or stakeholders broadly for the Company to give outsized weight or influence to a shareholder group focused on a single issue that is only one aspect of our larger global supply chain, compliance, and risk management approach.

Finally, despite the Company’s good faith efforts to engage with our shareholders and other stakeholders, including many of the signatories to the Exempt Solicitation, on our forestry-related programs, we cannot help but note that many of the concerns raised by the signatories to the Exempt Solicitation are based on the actions of those signatories themselves or the activist groups with whom they work. For example, the Exempt Solicitation cites with concern “recent negative press” but fails to note that several of the signatories and other NGO representatives provided key interviews and materials as fodder for those stories. Even then, one reporter was left to conclude:

“What it would take for P&G to satisfy its critics, descendants of the founders can’t say.”4

In this regard, we leave for shareholders to weigh the credibility of a vote no campaign premised in large part on reputational and other risks generated and perpetuated by the “vote no” proponents themselves.

In contrast, given P&G’s clear and strong commitments, active Board oversight, and ongoing broad stakeholder engagement, we recommend shareholders vote FOR all Director nominees, including Jon Moeller, Joe Jimenez, Angela Braly, and Pat Woertz.

P&G encourages shareholders to review its definitive Proxy Statement, filed with the U.S. Securities and Exchange Commission on August 25, 2023, and to promptly vote their proxies in advance of the October 10, 2023 Annual Meeting of Shareholders. Information regarding how to submit your proxy, or revoke your proxy or voting instructions, is provided on pages 97-101 of the Proxy Statement.

1 See the Notice of Exempt Solicitation filed on the SEC’s EDGAR platform by James R. Epstein on September 11, 2023.
2 See the Notice of Exempt Solicitation filed on the SEC’s EDGAR platform by Shelley Vinyard of the Natural Resources Defense Council on September 13, 2023
3 More information on these and other Company environmental sustainability goals, results, policies, and practices is available on P&G’s ESG for Investors website: www.pginvestor.com/esg (website not incorporated by reference herein).
4 Dan Monk. Despite a Decade of Effort, P&G Can’t Please Activists on Deforestation. WCPO TV. https://www.wcpo.com/news/local-news/i-team/despite-a-decade-of-effort-p-g-cant-please-activists-on-deforestation (July 19, 2023) (last visited September 20, 2023).